EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-49534 and 333-52918) on Form S-3 and Registration Statements (Nos. 333-31064, 333-64986 and 333-55402) on Form S-8 of our report dated March 24, 2006, relating to the financial statements and financial statement schedule of j2 Global Communications, Inc. and of our report dated March 24, 2006 on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of j2 Global Communications, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 24, 2006